As filed with the Securities and Exchange Commission on August 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE LGL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-1799862
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2525 Shader Road

Orlando, Florida 32804

(202) 780-5941

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated The LGL Group, Inc. 2021 Incentive Plan

(Full title of the plan)

Patrick Huvane

Executive Vice President - Business Development

The LGL Group, Inc.

2525 Shader Road

Orlando, Florida 32804

(202) 780-5941

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Todd Mason, Esq.

Thompson Hine LLP

300 Madison Ave. 27th Floor

New York, New York 10017

(212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The LGL Group, Inc., a Delaware corporation (the "Company"), previously filed a Registration Statement on Form S-8 (File No. 333-263931) registering 1,000,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), under the Company's 2021 Incentive Plan (the "Original Plan"), on March 28, 2022. The Original Plan was initially adopted by the Company's Board of Directors in October 2021.

Pursuant to General Instruction E to Form S-8. the contents of the previously filed Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by reference, except as modified, supplemented or superseded herein.

On March 16, 2026, the Company's Board of Directors approved and adopted an amendment and restatement of the Original Plan (as amended, the "Amended 2021 Plan"), primarily to increase the number of shares authorized under the plan by 1,500,000 shares, for a total of 2,500,00 shares, subject to stockholder approval at the 2026 Annual Meeting of Stockholders. The Amended 2021 Plan was later approved by the Company's stockholders at the 2026 Annual Meeting of Stockholders on May 12, 2026.

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed by the Company to register an aggregate of 1,500,000 additional shares of the Company's Common Stock authorized under the Amended 2021 Plan, as approved by the stockholders at the 2026 Annual Meeting of Stockholders on May 12, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the U.S. Securities and Exchange Commission (the "SEC"), this registration statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the SEC are incorporated by reference in this registration statement, other than information in a report or document that is "furnished" and not "filed" pursuant to the applicable rules and regulations of the SEC:

•

Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026 (including the information incorporated by reference therein from the Company's Definitive Proxy Statement on Schedule 14A, filed on April 2, 2026);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026, filed with the SEC on May 11, 2026, and June 30, 2026, filed with the SEC on August 14, 2026;
•

Current Reports on Form 8-K, filed with the SEC on January 7, 2026 (as amended on January 9, 2026); January 22, 2026; March 24, 2026; March 30, 2026; May 11, 2026; May 14, 2026; May 22, 2026; June 5, 2026; June 17, 2026; June 26, 2026; and June 26, 2026 (excluding any information furnished in such reports under Item 2.02, Item 7.01, or Item 9.01);

•	portions of the Company's definitive proxy statement on Schedule 14A, filed with the SEC on April 2, 2026, that are deemed "filed" with the SEC under the Exchange Act; and
•

The description of our Common Stock contained in Exhibit 4.4 of our Annual Report on Form 10-K filed with the SEC on March 30, 2023, and any further amendment or report filed hereafter for the purpose of updating such description pursuant to Section 12(b) of the Exchange Act.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except for the portions of the Company’s Current Reports on Form 8-K furnished or otherwise not filed with the SEC which are deemed not to be incorporated by reference into this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Officers and Directors

The following summary is qualified in its entirety by reference to the complete text of the General Corporation Law of the State of Delaware (the "DGCL"), the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and the Company’s By-Laws (as amended, the "By-laws").

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our By-laws provide that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of the Company, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding. Our By-laws provide for the indemnification of, and advancement of expenses to, directors and officers of the Company (and, at the discretion of the Board, employees and agents of the Company to the extent that Delaware law permits the Company to provide indemnification to such persons) in excess of the indemnification and advancement otherwise permitted under Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of fiduciary duty to the Company, its stockholders and others. The provision does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.

We have entered into agreements with our directors and executive officers, that require us to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys’ fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing, or investigation (collectively, a "Proceeding"), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state, or local laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject always to the right of the Company by the Board, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7.	Exemption of Registration Claimed

Not applicable.

Item 8.	Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.	Articles of Incorporation and Bylaws.
4.1	Certificate of Incorporation of The LGL Group, Inc.	8-K	001-00106	3.1	August 31, 2007
4.2	The LGL Group, Inc. By-Laws.	8-K	001-00106	3.2	August 31, 2007
4.3	The LGL Group, Inc. Amendment No. 1 to By-Laws.	8-K	001-00106	3.1	June 17, 2014
4.4	The LGL Group, Inc. Amendment No. 2 to By-Laws.	8-K	001-00106	3.4	February 21, 2020
4.5	The LGL Group, Inc. Amendment No. 3 to By-Laws.	8-K	001-00106	3.1	February 26, 2020
4.6	The LGL Group, Inc. Certificate of Amendment to Certificate of Incorporation.	8-K	001-00106	3.1	January 4, 2020
4.7	Amended and Restated The LGL Group, Inc. 2021 Incentive Plan. +					X

5.	Opinion re Legality.
5.1	Opinion of Thompson Hine LLP.					X

23.	Consents of Experts and Counsel.
23.1	Consent of PKF O'Connor Davies, LLP.					X
23.2	Consent of Thompson Hine LLP (contained in Exhibit 5.1).					X

24.	Power of Attorney.
24.1	Power of Attorney (included on the signature page to this Registration Statement).					X

107	Filing Fee Table.					X
+	Indicates management or compensatory plan.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this 24th day of August, 2026.

THE LGL GROUP, INC.

By:	/s/ Jason D. Lamb
Jason D. Lamb
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jason D. Lamb as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person listed below has signed this registration statement as an officer or director of The LGL Group, Inc.

SIGNATURE	CAPACITY	DATE

/s/ Jason D. Lamb	Chief Executive Officer	August 24, 2026
JASON D. LAMB	(Principal Executive Officer)

/s/ Patrick Huvane	Executive Vice President - Business Development	August 24, 2026
PATRICK HUVANE	(Principal Financial Officer)

/s/ Linda M. Biles	Vice President and Controller	August 24, 2026
LINDA M. BILES	(Principal Accounting Officer)

/s/ Marc Gabelli	Executive Chairman of the Board	August 24, 2026
MARC GABELLI

/s/ Kaan Aslansan	Director	August 24, 2026
KAAN ASLANSAN

/s/ Darlene DeRemer	Director	August 24, 2026
DARLENE DEREMER

/s/ Herve Francois	Director	August 24, 2026
HERVE FRANCOIS

/s/ Manjit Kalha	Director	August 24, 2026
MANJIT KALHA

/s/ Colin J. Kilrain	Director	August 24, 2026
COLIN J. KILRAIN